Exhibit 10.04

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Friendly Energy Exploration at 502 North Division Street, Carson City, NV 89703 (the Borrower) promises to pay to order of Douglas B. Tallant located at Carson City, NV (the Lender) the principal sum of $35,000, together with interest of 8% per annum from April 1, 2010, all due and payable in one year from the date of this Note.

Borrower shall have the right to repay the principal balance of this Note in whole or in part at any time during the term of this Note without penalty or premium upon the remittance to Lender of all amounts due hereunder.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by Friendly Energy Exploration on this date of March 31, 2010.

FRIENDLY ENERGY EXPLORATION

/s/ Donald Trapp____________

By Donald L. Trapp,

Chief Financial Officer